Exhibit 10.11

March 16, 2016

Matt Dyer

Dear Matt:

As we have discussed, effective March 16, 2016, you will transition from a 4Catalyzer employee to a Quantum-Si employee. Your position will continue as Head of Informatics and Cloud Strategy at an annual base salary of $145,000, paid in twice monthly pay periods, less required deductions.

You are expected to devote 100% of your working time to Quantum-Si, and any outside work must be approved in writing by Quantum-Si. Any such approval may be granted or withheld in Quantum-Si’s discretion.

You will be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Further, while we expect you to remain with Quantum-Si for a long time, this letter is not an employment contract and you will be an at-will employee.

Quantum-Si considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Consequently, as a condition of this offer of employment, you will be required to sign Quantum-Si's Confidentiality and Intellectual Property Agreement.

Sincerely,

Quantum-Si Incorporated

By:	/s/ Elizabeth A. Whayland
Name: Elizabeth A. Whayland
Title: Secretary

ACCEPTED AND AGREED:

Signature:	/s/ Matt Dyer
Name:	Matt Dyer